ALLIANEX, LLC

FINANCIAL STATEMENTS

December 31, 2009 and 2008

INDEPENDENT AUDITOR’S REPORT

To the Sole Member
Allianex, LLC

We have audited the accompanying balance sheets of Allianex, LLC (the Company), a development stage company, as of , and the related statements of operations, member’s equity and cash flows for the years then ended and for the period from inception (June 22, 2004) through  December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allianex, LLC as of , and the results of its operations and its cash flows for the years then ended and for the period from inception (June 22, 2004) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DAMITZ, BROOKS, NIGHTINGALE, TURNER & MORRISSET

Damitz, Brooks, Nightingale,
Turner & Morrisset
May 17, 2010

ALLIANEX, LLC
(A Development Stage Company)
Balance Sheets
December 31, 2009 and 2008

Assets
	2009	2008
Current Assets
Cash	$ 733	$ 8,761
Accounts receivable	2,140	--

Total current assets	2,873	8,761

Property and Equipment	40,820	48,972

Total assets	$ 43,693	$ 57,733

Member's Equity

Member contributions during development stage	$ 837,068	$ 706,442
Losses accumulated during development stage	(793,375)	(648,709)

Member’s Equity	$ 43,693	$ 57,733

The accompanying notes are an integral part of these documents.

ALLIANEX, LLC (A Development Stage Company) Statements of Operations Years Ended December 31, 2009 and 2008 And the Period from Inception (June 22, 2004) to December 31, 2009

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from Inception (June 22, 2004) to December 31, 2009

Service revenue	$ 7,293	$ 3,848	$ 27,307

Operating expenses
Selling	109,336	121,512	514,264
General and administrative	41,823	49,935	301,618

Total expenses	151,159	171,447	815,882

Loss from operations	(143,866)	(167,599)	(788,575)

LLC fees	800	800	4,800

Losses accumulated during development stage	$ (144,666)	$ (168,399)	$ (793,375)

ALLIANEX, LLC
(A Development Stage Company)
Statements of Member’s Equity (Deficit)
Years Ended December 31, 2009 and 2008
And the Period from Inception (June 22, 2004) to December 31, 2009

	Development Stage Cumulative Contributions	Development Stage Accumulated Deficit	Total

Inception (June 22, 2004)	$ --	--	$ --

Member contributions	$ 466,211	--	466,211
Net loss	--	(480,310)	(480,310)

Member's Deficit December 31, 2007	466,211	(480,310)	(14,099)

Member contributions	240,231	--	240,231
Net loss	--	(168,399)	(168,399)

Member's Equity, December 31, 2008	706,442	(648,709)	57,733

Member contributions	130,626	--	130,626
Net loss	--	(144,666)	(144,666)

Member's Equity, December 31, 2009	837,068	(793,375)	$ 43,693

The accompanying notes are an integral part of these documents.

ALLIANEX, LLC
(A Development Stage Company)
Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008
And the Period from Inception (June 22, 2004) to December 31, 2009

	2009	2008	Period from Inception (June 22, 2004) to December 31, 2009

Cash Flows from Operating Activities
Net loss	$ (144,666)	$ (168,399)	$ (793,375)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation	8,152	8,152	36,078
(Increase) decrease in:
Accounts receivable	(2,140)	74,242	(2,140)
Increase (decrease) in:
Accounts payable and accrued expenses	--	(159,250)	--

Net cash used by operating activities	(138,654)	(245,255)	(759,437)

Cash Flows from Investing Activities
Purchase of property and equipment	--	--	(76,898)

Net cash used by investing activities	--	--	(76,898)

Cash Flows from Financing Activities
Member contributions	130,626	240,231	837,068

Net cash provided by financing activities	130,626	240,231	837,068

Net Increase (Decrease) in Cash	(8,028)	(5,024)	733

Cash, beginning of year (period)	8,761	13,785	--

Cash, end of year (period)	$ 733	$ 8,761	733

The accompanying notes are an integral part of these documents.

ALLIANEX, LLC

Notes to Financial Statements

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Allianex, LLC (the Company) is presented to assist in understanding the Company's financial statements.  The financial statements and notes are representations of the Company's management, who is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company was formed as a Limited Liability Company on June 22, 2004 under the laws of the State of California.  Since its inception, the Company has established alliances with affiliates to provide live operator technical computer support via prepaid cards, which it plans to distribute through retail and direct-to-consumer marketing channels.  To date, the Company’s operations have included creating alliances for product delivery and lead generation, legal work related to establishing contracts, designing marketing materials, developing and branding prepaid cards, and testing through its affiliate customer call center in India.  The Company’s office is located in Santa Barbara, California.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates based on management’s knowledge and experience. Due to their prospective nature, actual results could differ from those estimates.

Cash Flow Information

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Subsequent Events

Management has evaluated subsequent events through May 17, 2010, the date the financial statements were available to be issued. On May 14, 2010, the Company and its Sole Member entered into a Asset Purchase Agreement to sell the substantially all of the Company’s assets to Kensington Leasing, Ltd. and its wholly owned subsidiary, Allianex Corp., as is disclosed in Note 6 to the financial statements.

Property and Equipment

Property and equipment are stated at cost.  Property and equipment are depreciated using the straight-line method for financial reporting purposes based on the following estimated useful lives:

Years

Office equipment	5-7
Furniture and fixtures	7-10
Computer equipment	3-5
Transportation equipment	7-10
Office improvements	20-30

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance, repairs and minor replacements are charged to operations as incurred.

Revenue Recognition

Service revenues are recognized at the time the services are performed.  Revenues to date primarily represent testing of the Company’s concept.  During the test period, the contracted service provider charged customer credit cards, collected amounts due from customers, and remitted net commissions to the Company based upon the contracted wholesale price in the contract.

Once the testing phase is complete, the Company plans to collect gross amounts due from customers using its own merchant processing accounts, record revenues as gross sales, and remit amounts to service providers based upon contract provisions.  (Note 6)

Advertising Costs

The Company’s advertising costs consists of all non-direct response advertising. The Company follows the policy of charging the costs of advertising to expense as incurred. Amounts expensed for advertising costs during the years ended  totaled approximately $10,000 and $3,500, respectively, and $17,810 cumulatively since inception.

Income Taxes

The Company has elected to be treated as a partnership for Federal and California income tax purposes.  Under this election, taxable income, losses and credits are included in the Member’s individual tax returns.  Accordingly, no current or deferred federal taxes have been provided for in the financial statements.

The Financial Accounting Standards Board recently issued guidance on accounting for uncertainties in income taxes.  Only tax positions that meet the more-likely-than-not threshold are recognized or continue to be recognized. The Company has reviewed the tax positions taken on federal and state income tax returns for each of the tax years for which the statute of limitations remains open, and the results of the new guidance did not impact the Company’s financial statements.

2.

PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classification as follows at December 31:

	2009	2008

Office equipment	$ 14,528	$ 14,528

Furniture and fixtures	6,875	6,875

Computer equipment	1,506	1,506

Transportation equipment	49,317	49,317

Office improvements	4,672	4,672
	76,898	76,898
Less accumulated depreciation	(36,078)	(27,926)
	$ 40,820	$ 48,972

Depreciation expense related to property and equipment was $8,152 for each of the years ended , and $36,078 cumulatively since inception.

3.

RELATED PARTY TRANSACTIONS

The Company is economically dependent upon the Sole Member for making capital contributions as needed to fund the Company’s operations.  Capital contributions by the Sole Member were $130,626 and $240,231 for the years ended December 31, 2009 and 2008, respectively, and $837,068 cumulatively since inception.

4.

COMMITMENTS AND CONTINGENCIES

The Company has entered into contracts with the following entities:

On December 5, 2007, the Company entered into a contract with a technology provider engaged in the business of providing technical computer support to consumers and businesses.  The Company will promote, market and resell those services to consumers.  The Company will pay fees on sales of bundled services as defined in the contract.   There were no amounts owed to the technology provider as of December 31, 2009 or 2008.

On December 8, 2009, the Company entered into a contract with a software company to allow the Company to use, market, sell and distribute certain software products throughout the world for 24 months from the date of the contract. Royalty fees will be paid on a per sale basis.  The contract is renewable upon mutual consent of the parties.  There were no amounts owed to the software company as of December 31, 2009 or 2008.

On August 3, 2009, the Company entered into a Memorandum of Understanding Agreement with a marketing and administrative services provider, whereby the Company will grant the provider a 20% interest in the profits generated by the Company, as defined in the contract, in return for providing administrative, operational, marketing and merchandising functions in support of certain products and brands of Allianex, LLC.  There were no amounts owed to the marketing and administrative services provider as of December 31, 2009 or 2008.

On May 31, 2009, the Company entered into an agreement with an internet security provider whereby the Company has acquired the right to a non-exclusive, revocable, non-transferable, royalty-free license to market and sell certain internet security software products developed and trademarked by the provider in exchange for payments as outlined in the revenue sharing agreement stated in the contract.  There were no amounts due to the internet security provider as of December 31, 2009 and 2008.

On May 31, 2009, the Company entered into an additional agreement with the technology provider and the internet security provider.  The internet security provider and Allianex have entered into a product distribution agreement for the sale of retail cards (the Cards) through Allianex’s affiliate channels.  The internet security provider will process the online activation of certain Cards produced by Allianex, for which products and services may be sourced from its independent agent agreement with the technology provider.  These service provider parties remain independent of each other, only having contracts with Allianex.  No party shall be liable in any way for any of the performance of obligations that may exist in the individual agreements of the other two parties.

On March 5, 2009, the Company entered into a memorandum of understanding with an agent whereby the agent wishes to introduce his client base to the Company.  In the event that the introduction results in revenue for Allianex, the agent will share in the revenue as described in the contract.  The basis of the revenue sharing will be determined by the parties on a case by case basis.  There have been no transactions through parties brought in by the agent in 2009.

5.

CASH FLOW INFORMATION

Income taxes paid by the Company were $800 for each of the years ended December 31, 2009 and 2008, and $4,800 cumulatively since inception.  There was no interest paid by the Company for the years ended  or since inception.

6.

SUBSEQUENT EVENTS

On May 14, 2010, the Company and its Sole Member entered into an Asset Purchase Agreement (APA) with Kensington Leasing, Ltd. and its wholly owned subsidiary, Allianex Corp. (the Purchaser).  Pursuant to the APA, the Company agreed to sell substantially all of its assets to the Purchaser for cash and common shares of Kensington Leasing, Ltd. and the Purchaser’s assumption of trade payables.  Additionally, the Company will be entitled to earn-out payments in an amount equal to 25 percent of earnings before interest, taxes, depreciation and amortization for the quarters ending September 30, 2010 through June 30, 2013, payable quarterly but calculated on a cumulative basis.  The Company has agreed not to compete with the Purchaser for three years after the closing.

Under the APA, the Purchaser has agreed to advance the Company up to $100,000 to finance approved operating costs prior to the closing of the transaction.  If the transaction closes, the balance will be forgiven by the Purchaser and the obligation to make advances will terminate.  If the APA is terminated without the transaction closing, the advances together with interest at the rate of 10% per annum, will be due within three business days of the termination of the APA. No amounts have been drawn against the advance through May 17, 2010.

The transaction is expected to close in late May or early June 2010.  Subsequent to the closing date, the Company will exist principally as a vehicle to receive and distribute the earn-out payments.

The APA was entered into following a letter of intent between the Sole Member and Kensington Leasing, Ltd. dated March 10, 2010.  In conjunction with the letter of intent, a bridge loan of $100,000 was provided to the Company on March 30, 2010 to provide funds for operating costs and expenses.  None of these funds was used, and the loan was repaid on May 11, 2010.

ALLIANEX, LLC

FINANCIAL STATEMENTS

March 31, 2010 and 2009

(UNAUDITED)

ALLIANEX, LLC
(A Development Stage Company)
Balance Sheets
March 31, 2010
(UNAUDITED)

Assets
2010
Current Assets
Cash	$101,238
Accounts receivable	3,900

Total current assets	105,138

Property and Equipment	38,782

Total assets	$143,920

Liabilities and Member’s Equity

Current Liabilities
Accounts payable and accrued expenses	$11,507
Note payable	100,000

Total liabilities, all current	111,507

Member’s Equity
Member contributions during development stage	852,268
Losses accumulated during development stage	(819,855)

Total member’s equity	32,413

Total liabilities and member’s equity	$143,920

The accompanying notes are an integral part of these documents.

ALLIANEX, LLC
(A Development Stage Company)
Statements of Operations
Quarters Ended March 31, 2010 and 2009
And the Periods from Inception (June 22, 2004) to March 31, 2010 and March 31, 2009
(UNAUDITED)

	Quarter Ended March 31, 2010	Period from Inception (June 22, 2004) to March 31, 2010	Quarter Ended March 31, 2009	Period from Inception (June 22, 2004) to March 31, 2009

Service revenue	$ --	$ 27,307	$ 871	$ 20,885

Operating expenses
Selling	18,854	533,118	26,681	431,609
General and administrative	7,426	309,044	8,303	268,098

Total expenses	26,280	842,162	34,984	699,707

Loss from operations	(26,280)	(814,855)	(34,113)	(678,822)

LLC fees	200	5,000	200	4,200

Losses accumulated during
development stage	$ (26,480)	$ (819,855)	$ (34,313)	$ (683,022)

The accompanying notes are an integral part of these documents.

ALLIANEX, LLC
(A Development Stage Company)
Statements of Member’s Equity (Deficit)
For the Years Ended December 31, 2009 and 2008
And the Period from Inception (June 22, 2004) to March 31, 2010
(UNAUDITED)

	Development Stage Cumulative Contributions	Development Stage Accumulated Deficit	Total

Inception (June 22, 2004)	$ -	$ --	$ --

Member contributions	466,211	--	466,211
Net loss	--	(480,310)	(480,310)

Member's Deficit, December 31, 2007	466,211	(480,310)	(14,099)

Member contributions	240,231	--	240,231
Net loss	--	(168,399)	(168,399)

Member's Equity, December 31, 2008	706,442	(648,709)	57,733

Member contributions	130,626	--	130,626
Net loss	--	(144,666)	(144,666)

Member's Equity, December 31, 2009	$ 837,068	$ (793,375)	$ 43,693

Member contributions	15,200	--	15,200
Net loss	--	(26,480)	(26,480)

Member’s Equity, March 31, 2010	$ 852,268	$ (819,855)	$ 32,413

The accompanying notes are an integral part of these documents.

ALLIANEX, LLC
(A Development Stage Company)
Statements of Cash Flows
For the Quarters Ended March 31, 2010 and 2009
And the Period from Inception (June 22, 2004) to March 31, 2010 and March 31, 2009
(UNAUDITED)

	2010	Period from Inception (June 22, 2004) to March 31, 2010	2009	Period from Inception (June 22, 2004) to March 31, 2009

Cash Flows from Operating Activities
Net loss	$(26,480)	$ (819,855)	$(34,313)	$ (683,022)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation	2,038	38,116	2,038	29,964
(Increase) decrease in:
Accounts receivable	2,140	-	-	-
Prepaid expenses	(3,900)	(3,900)	-	-
Increase (decrease) in:
Accounts payable and accrued expenses	11,507	11,507	9,012	9,012

Net cash used by operating activities	(14,695)	(774,132)	(23,263)	(644,046)

Cash Flows from Investing Activities
Purchase of property and equipment	-	(76,898)	-	(76,898)

Net cash used by investing activities	-	(76,898)	-	(76,898)

Cash Flows from Financing Activities
Proceeds from note payable	100,000	100,000	-	-
Member contributions	15,200	852,268	24,321	730,763

Net cash provided by financing activities	115,200	952,268	24,321	730,763

Net Increase (Decrease) in Cash	100,505	101,238	1,058	9,819

Cash, beginning of year (period)	733	-	8,761	-

Cash, end of year (period)	$101,238	$ 101,238	$9,819	$ 9,819

The accompanying notes are an integral part of these documents

ALLIANEX, LLC

Notes to Financial Statements
March 31, 2010 and 2009

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Allianex, LLC (the Company) is presented to assist in understanding the Company's financial statements.  The financial statements and notes are representations of the Company's management, who is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company was formed as a Limited Liability Company on June 22, 2004 under the laws of the State of California.  Since its inception, the Company has established alliances with affiliates to provide live operator technical computer support via prepaid cards, which it plans to distribute through retail and direct-to-consumer marketing channels.  To date, the Company’s operations have included creating alliances for product delivery and lead generation, legal work related to establishing contracts, designing marketing materials, developing and branding prepaid cards, and testing through its affiliate customer call center in India.  The Company’s office is located in Santa Barbara, California.

On May 14, 2010, the Company and its Sole Member entered into an Asset Purchase Agreement (APA) with Kensington Leasing, Ltd. and its wholly owned subsidiary, Allianex Corp.  See Note 7.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates based on management’s knowledge and experience. Due to their prospective nature, actual results could differ from those estimates.

Cash Flow Information

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Subsequent Events

Management has evaluated subsequent events through May 17, 2010, the date the financial statements were available to be issued.  On May 14, the Company and its Sole Member entered into an Asset Purchase Agreement to sell substantially all of the Company’s assets to Kensington Leasing, Ltd. and its wholly owned subsidiary, Allianex Corp., as disclosed in Note 7 to the financial statements.

Property and Equipment

Property and equipment are stated at cost.  Property and equipment are depreciated using the straight-line method for financial reporting purposes based on the following estimated useful lives:

Years

Office equipment	5-7
Furniture and fixtures	7-10
Computer equipment	3-5
Transportation equipment	7-10
Office improvements	20-30

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance, repairs and minor replacements are charged to operations as incurred.

Revenue Recognition

Service revenues are recognized at the time the services are performed.  Revenues to date primarily represent testing of the Company’s concept.  During the test period, the contracted service provider charged customer credit cards, collected amounts due from customers, and remitted net commissions to the Company based upon the contracted wholesale price in the contract.

Once the testing phase is complete, the Company plans to collect gross amounts due from customers using its own merchant processing accounts, record revenues as gross sales, and remit amounts to service providers based upon contract provisions.

Advertising Costs

The Company’s advertising costs consists of all non-direct response advertising. The Company follows the policy of charging the costs of advertising to expense as incurred. There were no amounts expensed for advertising costs during the quarters ended March 31, 2009 or 2009, but advertising expenses totaled approximately $17,810 cumulatively since inception.

Income Taxes

The Company has elected to be treated as a partnership for Federal and California income tax purposes.  Under this election, taxable income, losses and credits are included in the Member’s individual tax returns.  Accordingly, no current or deferred federal taxes have been provided for in the financial statements.

The Financial Accounting Standards Board recently issued guidance on accounting for uncertainties in income taxes.  Only tax positions that meet the more-likely-than-not threshold are recognized or continue to be recognized. The Company has reviewed the tax positions taken on federal and state income tax returns for each of the tax years for which the statute of limitations remains open, and the results of the new guidance did not impact the Company’s financial statements.

2.

PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classification as follows at March 31:

	2010	2009

Office equipment	$ 14,528	$ 14,528

Furniture and fixtures	6,875	6,875

Computer equipment	1,506	1,506

Transportation equipment	49,317	49,317

Office improvements	4,672	4,672
	76,898	76,898
Less accumulated depreciation	(38,116)	(29,964)
	$ 38,782	$ 46,934

Depreciation expense related to property and equipment was $2,038 for each of the quarters ended March 31, 2010 and 2009, and $38,116 cumulatively since inception.

3.

NOTE PAYABLE

On March 30, 2010, in conjunction with the a letter of intent entered into with Kensington Leasing Ltd., a bridge loan of $100,000 was provided to Allianex, LLC to provide funds for operating costs and expenses.  None of these funds was used, and the loan was repaid in full on May 11, 2010.  See Note 7.

4.

RELATED PARTY TRANSACTIONS

The Company is economically dependent upon the Sole Member for making capital contributions as needed to fund the Company’s operations.  Capital contributions by the Sole Member were $15,200 and $24,321 for the quarters ended March 31, 2010 and 2009, respectively, and $852,268 cumulatively since inception.

5.

COMMITMENTS AND CONTINGENCIES

The Company has entered into contracts with the following entities:

On December 5, 2007, the Company entered into a contract with a technology provider engaged in the business of providing technical computer support to consumers and businesses.  The Company will promote, market and resell those services to consumers.  The Company will pay fees on sales of bundled services as defined in the contract.   There were no amounts owed to the technology provider as of March 31, 2010 or 2009.

On December 8, 2009, the Company entered into a contract with a software company to allow the Company to use, market, sell and distribute certain software products throughout the world for 24 months from the date of the contract. Royalty fees will be paid on a per sale basis.  The contract is renewable upon mutual consent of the parties.  There were no amounts owed to the software company as of March 31, 2010.

On August 3, 2009, the Company entered into a Memorandum of Understanding Agreement with a marketing and administrative services provider, whereby the Company will grant the provider a 20% interest in the profits generated by the Company, as defined in the contract, in return for providing administrative, operational, marketing and merchandising functions in support of certain products and brands of Allianex, LLC.  There were no amounts owed to the marketing and administrative services provider as of March 31, 2010.

On May 31, 2009, the Company entered into an agreement with an internet security provider whereby the Company has acquired the right to a non-exclusive, revocable, non-transferable, royalty-free license to market and sell certain internet security software products developed and trademarked by the provider in exchange for payments as outlined in the revenue sharing agreement stated in the contract.  There were no amounts due to the internet security provider as of March 31, 2010.

On May 31, 2009, the Company entered into an additional agreement with the technology provider and the internet security provider.  The internet security provider and Allianex have entered into a product distribution agreement for the sale of retail cards (the Cards) through Allianex’s affiliate channels.  The internet security provider will process the online activation of certain Cards produced by Allianex, for which products and services may be sourced from its independent agent agreement with the technology provider.  These service provider parties remain independent of each other, only having contracts with Allianex.  No party shall be liable in any way for any of the performance of obligations that may exist in the individual agreements of the other two parties.

On March 5, 2009, the Company entered into a memorandum of understanding with an agent whereby the agent wishes to introduce his client base to the Company.  In the event that the introduction results in revenue for Allianex, the agent will share in the revenue as described in the contract.  The basis of the revenue sharing will be determined by the parties on a case by case basis.  There have been no transactions through parties brought in by the agent through March 31, 2010.

6.

CASH FLOW INFORMATION

The Company paid no income taxes during the quarters ended March 31, 2010 and 2009. Income taxes of $4,800 have been paid cumulatively since inception.  There was no interest paid by the Company for the quarters ended March 31, 2010 or 2009 or since inception.

7.

SUBSEQUENT EVENTS

On May 14, 2010, the Company and its Sole Member entered into an Asset Purchase Agreement (APA) with Kensington Leasing, Ltd. and its wholly owned subsidiary, Allianex Corp. (the Purchaser).  Pursuant to the APA, the Company agreed to sell substantially all of its assets to the Purchaser for cash and common shares of Kensington Leasing, Ltd. and the Purchaser’s assumption of trade payables.  Additionally, the Company will be entitled to earn-out payments in an amount equal to 25 percent of earnings before interest, taxes, depreciation and amortization for the quarters ending September 30, 2010 through June 30, 2013, payable quarterly but calculated on a cumulative basis.  The Company has agreed not to compete with the Purchaser for three years after the closing.

Under the APA, the Purchaser has agreed to advance the Company up to $100,000 to finance approved operating costs prior to the closing of the transaction.  If the transaction closes, the balance will be forgiven by the Purchaser and the obligation to make advances will terminate.  If the APA is terminated without the transaction closing, the advances, together with interest at the rate of 10% per annum, will be due within three business days of the termination of the APA.  No amounts have been drawn against the advance through May 17, 2010.

The transaction is expected to close in late May or early June, 2010. Subsequent to the closing date, the Company will exist principally as a vehicle to receive and distribute the earn-out payments.

The APA was entered into following a letter of intent between the Sole Member and Kensington Leasing, Ltd. dated March 10, 2010.  In conjunction with the letter of intent, a bridge loan of $100,000 was provided to the Company on March 30, 2010 to provide funds for operating costs and expenses.  None of these funds was used, and the loan was repaid on May 11, 2010.